                                                                   Exhibit 10(e)


                              THE GILLETTE COMPANY
                         DEFERRED COMPENSATION PLAN FOR
                                OUTSIDE DIRECTORS
                          (As amended October 18, 2001)


1.   PURPOSE

     The purpose of this Deferred Compensation Plan for Outside Directors (the "Plan") is to advance the interests of The Gillette Company (the "Company") by enhancing the ability of the Company to attract and retain Directors who are in a position to make significant contributions to the success of the Company and to reward Directors for such contributions by payment of one half of their annual Board retainer on a deferred basis. The Plan also provides a means whereby Directors may, in addition, elect deferral of the payment of the remainder of their annual Board retainer, as well as other retainers and fees which may otherwise become payable to them.

2.   EFFECTIVE DATE OF PLAN

     The Plan shall become effective with respect to all Director retainers and meeting fees earned on and after January 1, 1997.

3.   ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the authority, not inconsistent with the express provisions of the Plan, (1) to prescribe forms and procedures in connection with any election or designation with respect to the deferral of Directors' retainers and meeting fees, (2) to adopt, amend, and rescind rules and regulations for the administration of the Plan and (3) to interpret the Plan and decide any questions and settle any controversies or disputes that may arise in connection with the Plan. Such interpretations, determinations and actions of the Committee, and all other determinations and actions made or taken by the Committee under authority of any provisions of the Plan, shall be conclusive and binding on all parties.

4.   DELEGATION OF AUTHORITY

     The Committee may delegate to designated officers of the Company its duties under the Plan subject to such conditions and limitations as the Committee may prescribe. The Secretary of the Corporation, as the designee of the Committee, shall act as the Administrator (the "Administrator") of the Plan and shall have authority to prescribe forms and procedures in connection with any election to defer compensation made under the Plan.

5.   ELIGIBILITY

     Directors eligible to participate in the Plan ("Eligible Directors") shall be any Director of the Company who receives retainers and fees as a Director of the Company and is neither an officer nor an employee of the Company or any of its subsidiaries.

6.   TERMS AND CONDITIONS

     A.  Mandatory Deferrals

     For each Eligible Director, fifty percent (50%) of the annual Board retainer shall be mandatorily deferred and converted into Deferred Stock Units (`DSUs'), which shall be credited semiannually in January and July to an account (a `Deferred Stock Unit Account') maintained for the Eligible Director on the books of the Company. In the event a director is taxed on the deferred retainer at the time of deferral under tax laws applicable to the director's income, the amount of the retainer deferred under this Section shall be reduced by an amount sufficient to pay the required tax. The number of DSUs (rounded to the nearest thousandth of a share) to be credited to each Eligible Director's Deferred Stock Unit Account shall be calculated by dividing the amount of the mandatorily deferred semiannual retainer by the Fair Market Value of the Company's common stock for the applicable six-month period. The Fair Market Value of the Company's common stock for the six-month period shall be based upon the average of the high and the low prices for the stock as reported by the New York Stock Exchange for the second trading day following the Company's regular release of reported earnings after the close of such six-month period unless for good reason the Administrator determines an alternate date or dates for calculating the DSUs to be credited for the applicable six-month period.

     B.  Voluntary Deferrals

     Each Eligible Director may elect, in lieu of receiving current payment of all or any portion of the remainder of the semi-annual Board retainer and/or all or a portion of any other retainer and meeting fees to which such Eligible Director otherwise would be entitled, that such payment be deferred until after the Eligible Director's retirement or resignation as a Director of the Company, or in either case upon an earlier Change in Control (as that term is defined in The Gillette Company Retirement Plan) as provided below. The Eligible Director shall make such election (i) prior to December 15 of the year preceding the year in which the retainer and fees would be earned or (ii) with respect to an Eligible Director's first year or partial year of service as a Director, within thirty days following the date on which such Director first became a Director. The Eligible Director's election shall include (a) whether the deferred amounts shall be converted into DSUs and credited to a Deferred Stock Unit Account, or shall be credited to an account ("Deferred Cash Account", and together with the Deferred Stock Unit Account, "Accounts") maintained for such Eligible Director on the books of the Company, and (b) whether payment of the Eligible Director's Accounts shall be accelerated upon the occurrence of a Change in Control. A deferral election made by an Eligible Director shall remain in force for the calendar year so elected and for each year thereafter until changed or revoked prospectively by written notice to the Administrator not later than December 15 of the year preceding the year to which such change or revocation relates. A deferral election may not be changed or revoked after the beginning of the year to which it relates.

     While an Eligible Director's deferral election is in effect, as of the first day of January and July with respect to Board retainers, or as of the date when any other retainer is earned, the Company shall credit the amount of voluntarily deferred retainers and fees for the applicable period either (i) as DSUs to a Deferred Stock Unit Account, in the same manner as described in Paragraph 6A above based upon the average of the high and the low prices for the Company's common stock as reported by the New York Stock Exchange for the applicable date above or, in the case of any month in which the Company's earnings or other material information are reported, for the second trading day following the Company's release of reported earnings in the month to which the deferred amounts relate, or (ii) to a Deferred Cash Account, in accordance with the Eligible Director's election.

     C.   Additional Credits to Accounts

     (1) Interest amounts shall be credited semiannually, on June 30 and December 31, to each Eligible Director's Deferred Cash Account based upon the balances in the Eligible Director's Deferred Cash Account during that calendar year. Interest shall be credited at a rate equivalent to the average yield on 10-year U.S. Treasury Bills on the first trading day of each calendar year ("Interest Rate"). The Interest Rate shall be adjusted annually.

     (2) Each time a dividend is paid on the Company's common stock, the Company shall make additional credits of DSUs to each Eligible Director's Deferred Stock Unit Account. The number of DSUs to be credited shall be calculated by multiplying the dividend amount per share of the Company's common stock by the number of DSUs credited to the Eligible Director's account as of the record date for the dividend, and dividing the result by the Fair Market Value of the Company's common stock on the dividend payment date based upon the average of the high and the low prices for the Company's common stock as reported by the New York Stock Exchange for that date.

     D.  Payment of Accounts

     As of the date an Eligible Director ceases to serve as a Director of the Company, the balance then credited to the Eligible Director's Deferred Stock Unit Account shall be converted to a fixed amount calculated by multiplying the number of DSUs in his or her Account by the Fair Market Value of the Company's common stock (determined based upon the average of the high and low prices of the stock as reported by the New York Stock Exchange for the 20 trading days immediately preceding the applicable date). The resulting amount shall be credited to the Eligible Director's Deferred Cash Account, which shall continue to be credited with additional amounts as prescribed in Paragraph 6C(1) above until paid in full.

     The entire balance of an Eligible Director's Accounts shall be paid in cash to the Eligible Director in ten approximately equal annual installments beginning in January of the year after the Eligible Director ceases to serve as a Director of the Company, unless the Eligible Director has elected, at least 12 months prior to the cessation of his or her service as a Director of the Company, to have payment of the Accounts made in a lesser number of approximately equal annual installments or in a single lump sum.

     Upon the death of an Eligible Director, any remaining amount then credited to the Eligible Director's Accounts shall be paid in a single lump sum to the beneficiary designated by the Eligible Director. If the designated beneficiary does not survive the Eligible Director, or if the Eligible Director does not designate a beneficiary under this paragraph, any remaining amount then credited to the Eligible Director's Accounts at the death of the Eligible Director shall be paid in a single lump sum to the estate of the Eligible Director. An Eligible Director may designate or change a beneficiary at any time by completing and delivering to the Administrator a beneficiary designation form as prescribed by the Administrator.

     E.  Change in Control

     Upon the occurrence of a Change in Control, notwithstanding anything contained in the Plan to the contrary, the amounts then credited to the Accounts of each Eligible Director who has previously elected to have payment of his or her Accounts accelerated hereunder shall be paid as soon as practicable following the Change in Control. For the purposes of the preceding sentence, DSUs credited to the Deferred Stock Unit Accounts subject to the payment acceleration elections of Eligible Directors shall be valued based upon the average of the high and low prices of the Company's common stock as reported by the New York Stock Exchange for the 20 trading days immediately preceding the Change in Control.

7.   AMENDMENT AND TERMINATION

     The Board of Directors may amend or terminate this Plan at any time; however no such amendment shall reduce the then existing balance in any Eligible Director's Account or extend the time during which the Director has elected to receive payments. In the event of termination of the Plan, the Company may elect to satisfy its obligations under this Plan by making an immediate lump sum payment in cash or in such other manner as it determines appropriate.

8.   PRIOR PLANS

     This Plan is intended to replace The Gillette Company Outside Directors' Stock Ownership Plan ("ODSOP") and the Directors' Deferred Compensation Provisions, subject to the following:

     (1) No new contributions to Directors' ODSOP accounts shall be made after October 31, 1996; however, these accounts shall be maintained and the shares of Company common stock held in these accounts shall continue to earn dividends.

     (2) Eligible Directors may convert cash amounts previously deferred under the Directors' Deferred Compensation Provisions into DSUs under this Plan by making a written election before December 15, 1996. These cash deferrals shall be converted to DSUs based the average of the high and low prices of the Company's common stock as reported by the New York Stock Exchange for last trading day of the months of July through December, 1996, and shall be credited to the Eligible Director's Deferred Stock Unit Account. If such an election is not made, the Eligible Director's cash deferral balance under the Directors' Deferred Compensation Provisions as of December 31, 1996 shall be credited to a Deferred Cash Account under this Plan as of January 1, 1997.

9.   SEVERABILITY

     If it shall ever be determined that, notwithstanding the Company's intent and purpose for establishing and maintaining this Plan, an Eligible Director is required to include all or part of any deferred amount in his or her gross income for any tax purposes prior to the time that such amount would be required to be paid under the terms of the Plan, whether by taxing authorities of the United States or other sovereign nation or political subdivisions thereof, the Administrator has the discretion to cause the amount equal to the consequent tax liability to be paid to the Eligible Director from his or her Accounts.

10.  ADJUSTMENT PROVISIONS

     In the event of a stock dividend, stock split or combination of shares, recapitalization or other changes in the Company's common stock, or other distribution to common stockholders other than regular cash dividends, after the effective date of the Plan, the number of DSUs credited to Deferred Stock Unit Accounts and other relevant provisions hereunder shall be adjusted accordingly by the Committee.

11.  SOURCE OF PAYMENTS

     All amounts payable under the Plan shall be paid by the Company from its general assets. Notwithstanding the maintenance of records on its books as described in Paragraph 6 above, no Eligible Director shall have any right to or interest in any assets of the Company other than as an unsecured general creditor, and no separate fund shall be established in which any Eligible Director has any right or interest. The foregoing shall not prevent the Company from establishing a fund from which to satisfy its payment obligations under the Plan.

12.  NO ASSIGNMENT OF INTEREST

     The interest of any Eligible Director under the Plan may not be assigned, alienated, encumbered or otherwise transferred, and shall not be subject to attachment, garnishment, execution or levy; and any attempted assignment, alienation, encumbrance, transfer, attachment, garnishment, execution or levy shall be void and of no force or effect.


                                     ###